MEG WHITMAN TO STEP DOWN AS PRESIDENT AND CEO OF EBAY

John Donahoe Will Become President and CEO on March 31

San Jose, Calif., January 23, 2008 – eBay Inc. (Nasdaq: EBAY; www.ebay.com) announced today that Meg Whitman will step down as President and CEO of eBay on March 31, 2008. Whitman will remain on the company’s Board of Directors.

Whitman joined eBay in March 1998. At the time, eBay was a U.S.-only, auction-based trading site with 500,000 registered users, just 30 employees, and $4.7 million in revenue. Today, the company has hundreds of millions of users worldwide, more than 15,000 employees and nearly $7.7 billion in revenue. Whitman led eBay to become one of the fastest-growing companies in history. Over the last 10 years, she has built an unforgettable portfolio of brands and a thriving business that enables millions of people to trade, pay and communicate online.

“Meg’s passion for all things eBay changed the world,” said , Founder of eBay and Chairman of the Board. “With humor, smarts and unflappable determination, Meg took a small, barely known online auction site and helped it become an integral part of our lives. We’re all enormously grateful that Meg dedicated herself to stewarding eBay through its 10 most formative years.”

eBay’s Board of Directors voted unanimously to elect John Donahoe President and CEO. Donahoe came to eBay in February 2005 from Bain & Company, where he had served as worldwide managing director since 1999. For nearly three years, Donahoe has been President of eBay Marketplaces, which accounts for more than 70 percent of the company’s global revenues. In this role, Donahoe has been responsible for the growth of eBay and its other ecommerce businesses around the world, and during the time he has managed this business unit, both revenues and profits doubled.

“During the last three years, John and I have worked very closely together to arrive at this day, and we’ll continue to work together through the transition,” said Whitman. “I’m extremely confident in John’s skills and the abilities of John’s veteran management team. eBay and its millions of users are in great hands as they head into the future.”

Omidyar added, “John is a great choice to lead eBay. He understands our community and is committed to continuing Meg’s legacy. The Board and I look forward to supporting John as he takes eBay into the future.”

In addition, eBay announced that Rajiv Dutta, currently the President of PayPal, has been named Executive Vice President of eBay Inc. and will also replace Donahoe as President of eBay Marketplaces. Dutta, who will report to Donahoe, has also been elected to the eBay Board of Directors.

Dutta is a 10-year eBay veteran who has previously served as eBay’s Chief Financial Officer, and President of Skype, eBay’s communications business. Since July 2006, Dutta has successfully led PayPal to achieve more than $65 billion in payment volume and three consecutive quarters of accelerating revenue growth. Dutta will apply his experience, strategic abilities and leadership skills to accelerating growth in the company’s core business.

“Rajiv is one of the most talented executives I’ve met,” said Whitman. “John and Rajiv make a fantastic combination, one that will help ensure the continued growth and success of all our businesses.”

Scott Thompson, PayPal’s current Chief Technology Officer, will replace Dutta as President of PayPal. A three-year PayPal veteran, and a 25-year veteran of the payment and financial services industry, Thompson has been responsible for the products and system architecture that has fueled PayPal’s growth and global expansion.

Bill Cobb, President of eBay North America, has decided to step down from that role. Cobb, an early eBay executive who created the company’s first integrated marketing campaigns and later led eBay’s international expansion, will retire from the company at the end of the year. Lorrie Norrington, currently President of eBay International, will become President of eBay Marketplaces Operations and assume Cobb’s responsibilities. Norrington will report to Dutta.

About eBay
Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com and others. eBay Inc. is headquartered in San Jose, California.

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